UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WageWorks, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following communication is a summary of a Leadership Call hosted by the CEO’s of HealthEquity and WageWorks on July 2, 2019 that was sent to certain employees of WageWorks on July 3, 2019 by electronic mail:

Leadership Call Summary, July 2

We understand there were technical difficulties joining the leadership call hosted by Jon Kessler, CEO of HealthEquity, and Edgar Montes, President and CEO of WageWorks, yesterday afternoon (1 p.m. CT).

Most leaders were able to join approximately 14 minutes into the call, when Jon and Edgar were transitioning to the Q&A session. We understand this was not an ideal outcome given your appetite to learn more about the acquisition and integration.

We’ve summarized the main points below for your review, and encourage you to submit questions to employeecommunications@wageworks.com.

Leadership Call Summary, July 2

•	Last Wednesday the boards of directors of HealthEquity and WageWorks approved a definitive merger agreement. Barring unlikely events, our two companies will become one.

•	Until our agreement is approved by WageWorks shareholders and regulators, which we expect by year end, HealthEquity and WageWorks will remain separate companies with independent leaders.

○	Each leadership team has the power to run its business as usual.

○

We may not share confidential product or pricing data, sales and marketing plans, sales prospects in our pipelines, terms of client contracts, or other information that could reduce competition, benefiting our respective customers and prospects.

○	We cannot share recruiting or salary data that reduces competition to hire and retain the best and brightest.

○

Other integration topics are less competitively sensitive, such as platforms, systems, business processes and controls, organizational structure and procurement integration planning, and identifying areas of overlap or redundancy.

○	If you are unsure, request help from your respective legal team.

○	We will coordinate on-site meetings in the next few weeks to introduce HealthEquity leaders to WageWorks team members.

•	There is a lot we must do together over the next 4-6 months to plan for the integration of the two companies.

○

Integration planning will be overseen by an Integration Steering Committee, or “ISC,” chaired by Ted Bloomberg, HealthEquity’s Chief Operating Officer, with Scott Rose, WageWorks’ Chief Operating Officer, acting as vice chair.

○	An integration management office, or “IMO,” has been established. It is led by Melissa Phillips from HealthEquity and Dale Miller from WageWorks.

○	A team of specialists from an outside firm has been engaged to help Melissa, Dale, and all of us, create and execute a detailed integration plan.

○	Outside specialists in other areas may be brought in as needed. For example, Mercer has been engaged to assist with planning for people/HR integration.

○

The IMO will eventually have dedicated project leaders – one from HealthEquity and another from WageWorks – focusing on various areas of the business, including engineering/IT, operations, customer service, product/marketing, and HR, to name a few tracks.

○	The week of July 8, the ISC will have its first meeting to outline our initial steps for planning the integration framework.

•

At WageWorks, our purpose is to simplify the complex world of consumer-directed benefits (CDBs). HealthEquity connects health and wealth. Together, we will help American families at every income level solve their greatest financial worry: paying for healthcare – along with other necessities – both today and in retirement.

•

WageWorks has a strong reputation for its broad offering of CDBs, including FSAs, HRAs, COBRA and commuter accounts. HealthEquity is best known for its HSA solutions, retirement and health plan connectivity. Together, we will be a single source, end-to-end, under one roof, for HSAs and complementary benefits, reducing costs and simplifying administration for employers.

•	Together we will be better able to solve truly important problems for our customers, with a larger team, a broader platform, and a stronger culture of service. The sooner we get there, the better.

###

This is a confidential correspondence intended only for the recipient. Further distribution or dissemination is prohibited. Please delete if received in error. No part may be construed as tax or legal advice. Unless indicated otherwise, this email does not constitute a “writing” under E-SIGN/UETA, i.e., no contract or agreement is implied or intended.